BALDWIN BROTHERS INC.
(the “Company”)

CODE OF ETHICS
(the “Code of Ethics”)

I.	APPLICABILITY

Except where specifically set forth herein, this Code of Ethics shall apply to all of the Company’s Supervised Persons (each being a “Supervised Person”) as defined below.  If an individual has a question as to whether this Code of Ethics applies to him or her, he or she should contact one of the Company’s principals.  As used herein, the term “immediate family” means the individual’s spouse (unless separated), any minor children, and any relatives who live at the individual’s principal family residence.  To the extent permitted by law, immediate family members of a Supervised Person may be excluded from coverage under this policy upon a showing of good cause acceptable to the Company’s Board of Directors.

a.	Supervised Persons

The Company’s “Supervised Persons” as used in this Code of Ethics means:

•	Directors and officers of the Company and other persons occupying a similar status or performing similar functions;

•	Employees of the Company; and

•	Any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control.

The term “Access Person” as used in this Code of Ethics means any member of the Company’s Supervised Persons:

•
Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

•	Who is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

All employees of the Company are presumed to be Access Persons.

b.	Covered Securities

The term “covered securities” as used in this Code of Ethics means any stock, bond future investment contract or any other instrument that is considered a “security” under the Investment Advisers Act.  The term “covered security is very broad and includes items you might not ordinarily think of as “securities,” including without limitation:

•	options or securities, or indexes and or currencies;

•	limited partnership interests;

•	foreign unit trusts and foreign mutual funds; and

•	private investment funds, hedge funds and investment clubs.

The term “covered security” does not include:

•	direct obligations of the U.S. Government (e.g., treasury securities);

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt-obligations, including repurchase agreements;

•	shares issued by money market funds;

•	shares of open-end mutual funds that are not advised or sub-advised by the Company (or certain affiliates, where applicable); and

•
shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the Company (or certain affiliates, where applicable).

II.	FIDUCIARY DUTIES

It is the policy of the Company to place the interests of its clients first.  All personal securities transactions by Supervised Persons shall be conducted consistent with this Code of Ethics and in such manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility.  Company personnel are not to take inappropriate advantage of their positions.  Supervised Persons shall maintain as confidential all information concerning the identity, security holdings and financial circumstances of the Company’s clients.  Supervised Persons shall always maintain independence in the investment decision-making process.

III.	COMPLIANCE WITH LAWS AND REGULATIONS

All Supervised Persons must comply with all federal securities laws applicable to the Company.  No Company personnel shall defraud any client in any manner or mislead any client, including by making a statement that omits material facts.  Supervised Persons shall not engage in any act, practice or course of conduct which operated or would operate as a fraud or deceit any client.  Supervised Persons shall not engage in any manipulative practice with respect to a client or with respect to securities, including price manipulation.

IV.	CONFLICTS OF INTEREST

As a fiduciary, the Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  Further information on the Company’s Conflict of Interest Policy can be found in the “Portfolio Management” section of the Company’s Compliance Manual.

A.           Conflicts Among Client Interests. Conflicts of interest may arise where the Company or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). The Company specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

B.           Competing with Client Trades.  Access persons shall not use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

V.	INSIDER TRADING

A.           General.  Supervised Persons shall not buy, sell or otherwise trade securities while they are in possession of material nonpublic information about such securities.  “Material nonpublic information” relates not only to issuers of securities but also to the Company’s securities recommendations and client securities holdings and transactions.  Supervised persons shall not communicate material nonpublic information to others in violation of the law.

B.           Insider Trading as Described by the SEC.

(a)           After the United States stock market crash of 1929, Congress enacted the Securities Act of 1933 and the Securities Exchange Act of 1934, aimed at controlling the abuses believed to have contributed to the crash. The 1934 Act addressed insider trading directly through Section 16(b) and indirectly through Section 10(b).

(b)           Section 16(b) prohibits short-swing profits (profits realized in any period less than six months) by corporate insiders in their own corporation's stock, except in very limited circumstance. It applies only to directors or officers of the corporation and those holding greater than 10% of the stock and is designed to prevent insider trading by those most likely to be privy to important corporate information.

(c)           Section 10(b) of the Securities and Exchange Act of 1934 makes it unlawful for any person "to use or employ, in connection with the purchase or sale of any security registered on a national securities exchange or any security not so registered, any manipulative or deceptive device or contrivance in contravention of such rules and regulations as the [SEC] may prescribe." To implement Section 10(b), the SEC adopted Rule 10b-5, which provides, in relevant part:

It shall be unlawful for any person, directly or indirectly:

i.	to employ any device, scheme, or artifice to defraud,
ii.
to make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or

iii.	to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of a security.

The Company will not tolerate any employee engaging in illegal insider trading.

Because of the reputational damage insider trading would have on the Company, the Company reserves the right to terminate any employee who is charged with insider trading by the SEC and the Company will report any employee whom it suspects of illegal insider trading to the Enforcement Division of the SEC and the Regional Office of the FBI.

VI.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

All Access Persons must comply with the Company’s policies and procedures regarding personal security transactions.

A.           Personal Trading.

1.           Policy.  In order to prevent any conflict between an Access Person and the Company’s clients, subject to the exceptions set forth in 3 below, Access Persons are not to trade in any personal account any Covered Security without the prior consent of the Chief Compliance Officer.

2.           Procedures.   Prior to executing any transaction in a Covered Security, each Access Person shall submit a written request for consent, which may be made by electronic mail, to the Chief Compliance Officer, with a copy to [Taylor Baldwin] including relevant information about the proposed transaction including the amount, timing, and price (if ascertainable) of the transaction.  The Chief Compliance Officer will respond to each request promptly whether or not consent is granted and setting forth the time the consent expires which shall be 24 hours after receipt of the response unless otherwise noted.  The Chief Compliance Officer will monitor compliance with these procedures by review of Access Persons’ Quarterly Transaction Reports.

3.           Exceptions.    The pre-clearance requirements set forth above shall not apply to Access Persons with respect to (i) purchases or sales effected pursuant to an automatic investment plan; (ii) purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired; (iii) acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (iv) open end investment company shares other than shares of investment companies advised by the firm or its affiliates or sub-advised by the firm; (v) certain closed-end index funds; (vi) unit investment trusts; (vii) exchange traded funds that are based on a broad-based securities index; (viii) futures and options on currencies or an a broad-based securities index; (ix) transactions in municipal bonds; or (x) other non-volitional events, such as assignment of options or exercise of an option at expiration.

B.           Initial Public Offerings. Access Persons may not acquire securities in an initial public offering.

C.           Private Placements.  All Access Persons must obtain the prior approval of the Company before acquiring securities in any limited offering, including a private placement.  Access Persons who acquire privately placed securities shall disclose that investment if they play a part in a client’s subsequent consideration of an investment in the issuer, and such subsequent investment by the client shall be reviewed in advance by at least one independent principal of the Company.

D.           Blackout Periods.  If the Company controls 5% or more of any class of securities of a corporation (“Controlled Entity”), except as permitted in sub-paragraphs 1 through 3 below, no Access Person shall execute a securities transaction involving any securities of the Controlled Entity on a day during which any client of the Company has a pending “buy” or “sell” order in any security of the Controlled Entity until that order is executed or withdrawn.  In addition, no Access Person shall execute a securities transaction in any security of the Controlled Entity within three calendar days before and after a client that he manages trades in any security of the Controlled Entity.  The term “control” shall mean (a) the power to, directly or indirectly, vote or direct the voting of a security, and (b) the power to, directly or indirectly, invest, dispose of, or direct the disposition of a security.

In recognition of the immaterial effect that purchases or sales by Access Persons generally will have on the price of large publicly held corporations, the need to allow clients to acquire or sell securities of such issues when prudent and suitable to do so without being limited by prior activities of Access Persons and the need to liquidate positions in the event of adverse market conditions and to meet the requirements of third parties in private placements the following exceptions shall apply to the foregoing “blackout period” policies:

1.           An Access Person may:

a.           sell a security on the same day as, or within the three-day period of, a client’s transaction in that security if (i) substantially all clients’ holdings in that security are being liquidated, (ii) the clients are allocated the most favorable trades both in time and price, and (iii) the Company has consented to such transaction in advance; or

b.           purchase or sell a security for a client’s account within three days after a purchase of the security by an Access Person if (i) the security is listed on a national securities exchange or NASDAQ and the issuer has a market capitalization in excess of $500 million and (ii) the purchase or sale is approved by another of the Company’s principals.

2.           An Access Person may buy or sell securities acquired under a private placement on the same day as a client if (a) the issuer only permits the acquisition or sale of its securities acquired under the private placement on fixed dates (e.g., a closing date for an offering or a once-a-calendar quarter date for withdrawals) and (b) the Company has consented to such transaction in advance.

3.           A client’s securities may be sold within three days after the purchase or sale of the same security by an investment advisor if (a) it is in the best interest of the client and (b) the need for the client to sell was not known by the investment advisor at the time he effectuated his transaction.

E.           Short-Term Trading.

The Company restricts short-term trading by investment personnel.  Through the Chief Compliance Officer’s prior review of personal trades, he or she will ensure that short-term trading is kept to a minimum.

Persons Covered.  No supervised Person shall make short-term trades in securities held in client accounts.

VII.	GIFTS AND ENTERTAINMENT

Supervised Persons shall not accept any gifts, favors, entertainment, special accommodations, or other things of more than de minimis value from any person or entity that does business with or on behalf of the Company.

VIII.	CONFIDENTIALITY

Information concerning the identity of security holdings and financial circumstances of clients is confidential.

1.           Company Duties. The Company will keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

2.           Supervised Persons’ Duties.  Supervised persons shall not disclose to persons outside the Company any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

IX.	SERVICE AS A DIRECTOR

Without the prior consent of the Company, no Supervised Person shall serve on the board of directors of a publicly traded company.

X.	OTHER OUTSIDE ACTIVITIES

The Company requires that all Supervised Persons report their service as an executor, trustee or power of attorney to the Chief Compliance Officer.  The Chief Compliance Officer keeps a record of such appointments and monitors the list for conflicts of interest.

XI.	MARKETING AND PROMOTIONAL ACTIVITIES

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. All such disclosure shall be made in accordance with the provisions on Disclosure Accuracy included in the Company’s Compliance Policy.

XII.	COMPLIANCE

1.      Reporting.

A.           Annual Reports.  All Access Persons shall, within 10 days of becoming an Access Person and once each year thereafter, disclose in writing to the individual designated by the Company all personal securities holdings.1

B.           Quarterly Transaction Reports.  All Access Persons shall, no later than 30 days after the end of each calendar quarter, submit to the individual designated by the Company a report covering all such Access Person’s transactions in covered securities during the quarter.2

C.           Brokerage Account Reports.  Each Access Person shall submit, within 30 days of the end of each calendar quarter to the individual designated by the Company, a report of any securities accounts opened during such quarter.3

D.           Periodic Transaction Reports.  All Access Persons shall, and shall direct all brokers through which they effect personal securities transactions to supply to the individual designated by the Company, on a timely basis, copies of confirmations of all personal securities transactions and copies of all periodic statements for all personal securities accounts.
________________________
1 These reports must include (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) or each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit and (iii) the date the report is submitted.  Information must be current as of a date no more than 45 days prior to the date on which the report was submitted.

Personal securities holdings means all securities beneficially owned as determined for purposes of Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations thereunder.  This includes securities owned by the Access Person, his or her Immediate Family and trusts of which the Reporting Person is a trustee.

2 These reports must include (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each security involved; (ii) the nature of the transaction (e.g. purchase, sale); (iii) the price of the securities at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the report is submitted.

3 These reports must contain (i) the name of the broker, dealer or bank with whom the access person established the account; (ii) the date the account was established, and (iii) the date the report is submitted.

E.           Reporting Exceptions for Access Persons.  The reporting requirements set forth above shall not apply to Access Persons with respect to (i) any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control; (ii) transactions effected pursuant to an automatic investment plan; or (iii) a transaction report if the report would duplicate information contained in broker trade conformation or account statements that the Company holds so long as such confirmations are received no later than 30 days after the end of the applicable calendar quarter.

F.           Reporting of Violations.  Supervised Persons shall report any violations of this Code of Ethics to the Company’s Chief Compliance Officer of which they become aware.  Any report of a violation will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.  Reports of violations may be submitted anonymously.

XIII.	DELIVERY OF CODE AND AMENDMENTS

The Company shall provide each Supervised Person with a copy of this Code of Ethics and any amendments thereto, and each Supervised Person shall sign and return an acknowledgement of their receipt of this Code of Ethics and any amendment thereto.

CONFIRMATION
OF
CODE OF ETHICS

The undersigned hereby certifies that he or she has (a) received a copy of the Code of Ethics of Baldwin Brothers, Inc; (b) read and understands all provisions of the Code of Ethics of Baldwin Brothers Inc. and (c) agrees to comply with all of its terms.

Dated: __________________, 20___

______________________________________
(Signature)

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(Type or Print Name)